Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Jennifer Kron, Media, (612) 696-3400

Target Corporation Reports Fourth Quarter and Full-Year 2023 Earnings

Q4 2023 Highlights
•Comparable sales and traffic trends improved sequentially for the second quarter in a row.
•Same-day services (in-store pickup, Drive Up, and Shipt), which represent more than 10 percent of total sales, increased 13.6 percent in the quarter, led by growth in Drive Up.
•GAAP and Adjusted EPS1 of $2.98 was 57.6 percent higher than last year, and well-above the high end of the expected range of $1.90 to $2.60.

Full-Year 2023 Highlights
•Full-year GAAP and Adjusted EPS of $8.94 were both nearly 50 percent higher than in 2022.
•The Company's operating income margin rate of 5.3 percent was nearly two percentage points higher than last year. Operating income dollars grew by nearly $2 billion compared with 2022, well-above expectations.
•The Company's efficiency efforts delivered savings of more than $500 million in 2023.
•Cash from operations more than doubled from $4.0 billion in 2022 to $8.6 billion in 2023.
•The team maintained appropriate inventory levels by category throughout the year, resulting in lower markdown rates, more effective operations, and stronger in-stock measures compared with 2022.

For additional media materials, please visit:
https://corporate.target.com/news-features/article/2024/03q4-fy2023

[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

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Target Corporation Reports Fourth Quarter and Full-Year 2023 Earnings — Page 2 of 13

MINNEAPOLIS (March 5, 2024) – Target Corporation (NYSE: TGT) today announced its fourth-quarter and full-year 2023 results, both of which benefited from an additional week of sales as compared to 2022. The Company reported fourth-quarter GAAP and Adjusted earnings per share (EPS) of $2.98, compared with $1.89 in 2022. GAAP and Adjusted EPS were $8.94 for full-year 2023, compared with $5.98 in GAAP EPS and $6.02 in Adjusted EPS in the prior year. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

“Our team’s efforts changed the momentum of our business, further improving our sales and traffic trends in the fourth quarter while driving profitability well ahead of expectations,” said Brian Cornell, chairman and chief executive officer of Target Corporation.

"Throughout the season, guests responded to newness, value, and the inspiration and ease of our in-store and digital shopping experience. Looking ahead, we’ll continue to invest in the strengths and differentiators that have delivered strong financial performance over time. We’ll also roll out fresh innovations, including our new Target Circle membership program, as part of our roadmap for growth aimed at meeting consumers where they are, reigniting sales, traffic and market share gains, and positioning Target for profitable growth in 2024 and beyond.”

Guidance
For first quarter 2024, the Company expects a comparable sales decline of 3 to 5 percent. First quarter GAAP and Adjusted EPS are both expected to range from $1.70 to $2.10.

For the full year, the Company expects a modest increase in comparable sales in a range from flat to two percent. GAAP EPS and Adjusted EPS are both expected to range from $8.60 to $9.60.

Operating Results
The Company’s total comparable sales declined 4.4 percent in the fourth quarter, reflecting comparable stores sales declines of 5.4 percent and a comparable digital sales decline of 0.7 percent. Total revenue of $31.9 billion grew 1.7 percent in the fourth quarter compared with 2022, driven by sales growth of 1.6 percent and a 9.8 percent increase in other revenue. Sales growth reflected an additional week in fiscal year 2023. Operating income was $1.9 billion in fourth quarter 2023, an increase of 60.9 percent from $1.2 billion in 2022.

Full-year sales decreased 1.7 percent to $105.8 billion from $107.6 billion last year, reflecting a 3.7 percent decrease in comparable sales partially offset by sales from non-mature stores and an additional week in 2023.

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Target Corporation Reports Fourth Quarter and Full-Year 2023 Earnings — Page 3 of 13

Full-year total revenue of $107.4 billion decreased 1.6 percent compared with 2022, reflecting a 1.7 percent decline in sales partially offset by a 5.1 percent increase in other revenue.

Fourth quarter operating income margin rate was 5.8 percent in 2023 compared with 3.7 percent in 2022. Fourth quarter gross margin rate was 25.6 percent, compared with 22.7 percent in 2022, reflecting lower markdowns and other inventory-related costs, lower freight costs, lower supply chain and digital fulfillment costs, and favorable category mix. Shrink costs were lower than a year ago, as continued increases in store loss rates were more than offset by the timing of inventory accruals compared with 2022.

Full-year operating income of $5.7 billion in 2023 grew 48.3 percent from $3.8 billion last year. Full-year gross margin rate was 26.5 percent, compared with 23.6 percent in 2022, reflecting lower markdowns and other inventory-related costs, lower freight costs and lower supply chain and digital fulfillment costs partially offset by higher inventory shrink.

Fourth quarter SG&A expense rate was 18.9 percent in 2023, compared with 18.1 percent in 2022. Full-year SG&A expense rate was 20.1 percent in 2023, compared with 18.9 percent in 2022. Rate increases in both periods reflect the de-leveraging impact of lower sales combined with higher costs, including continued investments in pay and benefits and inflationary pressures throughout our business partially offset by disciplined cost management.

Interest Expense and Taxes
The Company’s fourth quarter 2023 net interest expense was $107 million, compared with $129 million last year, reflecting an increase in interest income partially offset by higher debt levels and the impact of higher floating rates on interest rate swaps. Full-year 2023 net interest expense was $502 million, compared with $478 million in 2022, driven by higher average debt levels and the impact of higher floating rates on interest rate swaps partially offset by an increase in interest income.

Fourth quarter 2023 effective income tax rate was 22.6 percent, compared with 16.1 percent last year. The Company’s full-year 2023 effective income tax rate was 21.9 percent compared with 18.7 percent in 2022. The increases in both fourth quarter and full-year tax rates reflect higher pretax earnings and lower discrete benefits in fiscal year 2023.

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Target Corporation Reports Fourth Quarter and Full-Year 2023 Earnings — Page 4 of 13

Capital Deployment and Return on Invested Capital
The Company paid dividends of $508 million in the fourth quarter, compared with $497 million last year, reflecting a 1.9 percent increase in the dividend per share.

The Company did not repurchase any shares in fourth quarter 2023. As of the end of the fourth quarter, the Company had approximately $9.7 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.

For the trailing twelve months through fourth quarter 2023, after-tax return on invested capital (ROIC) was 16.1 percent, compared with 12.6 percent for the twelve months through fourth quarter 2022. This increase was driven primarily by higher profitability partially offset by an increase in average invested capital. The tables in this release provide additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its financial community meeting, including a Q&A session, beginning at 8:00 a.m. CST today. Investors and the media are invited to listen to the meeting at Corporate.Target.com/Investors (click on “2024 Financial Community Meeting, including Fourth Quarter and Full-Year 2023 Earnings” under “Events & Presentations”). A replay of the webcast will be provided when available.

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Target Corporation Reports Fourth Quarter and Full-Year 2023 Earnings — Page 5 of 13

Miscellaneous
Statements in this release regarding the Company’s future financial performance, including its fiscal 2024 first quarter and full-year guidance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended January 28, 2023. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 2,000 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. Additional company information can be found by visiting the corporate website (corporate.target.com) and press center.
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Target Corporation Reports Fourth Quarter and Full-Year 2023 Earnings — Page 6 of 13

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
(millions, except per share data) (unaudited)	February 3, 2024 (a)	January 28, 2023	Change	February 3, 2024 (a)	January 28, 2023	Change
Sales	$31,467	$30,983	1.6%	$105,803	$107,588	(1.7)%
Other revenue	452	412	9.8	1,609	1,532	5.1
Total revenue	31,919	31,395	1.7	107,412	109,120	(1.6)
Cost of sales	23,403	23,946	(2.3)	77,736	82,229	(5.5)
Selling, general and administrative expenses	6,029	5,675	6.3	21,554	20,658	4.3
Depreciation and amortization (exclusive of depreciation included in cost of sales)	622	615	1.2	2,415	2,385	1.3
Operating income	1,865	1,159	60.9	5,707	3,848	48.3
Net interest expense	107	129	(17.7)	502	478	5.0
Net other income	(28)	(13)	97.3	(92)	(48)	90.5
Earnings before income taxes	1,786	1,043	71.1	5,297	3,418	55.0
Provision for income taxes	404	167	141.1	1,159	638	81.7
Net earnings	$1,382	$876	57.8%	$4,138	$2,780	48.8%
Basic earnings per share	$2.99	$1.90	57.3%	$8.96	$6.02	49.0%
Diluted earnings per share	$2.98	$1.89	57.6%	$8.94	$5.98	49.4%
Weighted average common shares outstanding
Basic	461.7	460.3	0.3%	461.5	462.1	(0.1)%
Diluted	463.1	462.7	0.1%	462.8	464.7	(0.4)%
Antidilutive shares	0.8	1.2		2.1	1.1
Dividends declared per share	$1.10	$1.08	1.9%	$4.38	$4.14	5.8%
(a)The fourth quarter and full year 2023 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods. The extra week contributed $1,715 million of sales for the fourth quarter and full year 2023.

Target Corporation Reports Fourth Quarter and Full-Year 2023 Earnings — Page 7 of 13

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	February 3, 2024	January 28, 2023
Assets
Cash and cash equivalents	$3,805	$2,229
Inventory	11,886	13,499
Other current assets	1,807	2,118
Total current assets	17,498	17,846
Property and equipment
Land	6,547	6,231
Buildings and improvements	37,066	34,746
Fixtures and equipment	8,765	7,439
Computer hardware and software	3,428	3,039
Construction-in-progress	1,703	2,688
Accumulated depreciation	(24,413)	(22,631)
Property and equipment, net	33,096	31,512
Operating lease assets	3,362	2,657
Other noncurrent assets	1,400	1,320
Total assets	$55,356	$53,335
Liabilities and shareholders’ investment
Accounts payable	$12,098	$13,487
Accrued and other current liabilities	6,090	5,883
Current portion of long-term debt and other borrowings	1,116	130
Total current liabilities	19,304	19,500
Long-term debt and other borrowings	14,922	16,009
Noncurrent operating lease liabilities	3,279	2,638
Deferred income taxes	2,480	2,196
Other noncurrent liabilities	1,939	1,760
Total noncurrent liabilities	22,620	22,603
Shareholders’ investment
Common stock	38	38
Additional paid-in capital	6,761	6,608
Retained earnings	7,093	5,005
Accumulated other comprehensive loss	(460)	(419)
Total shareholders’ investment	13,432	11,232
Total liabilities and shareholders’ investment	$55,356	$53,335
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 461,675,441 and 460,346,947 shares issued and outstanding as of February 3, 2024, and January 28, 2023, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Fourth Quarter and Full-Year 2023 Earnings — Page 8 of 13

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Twelve Months Ended
(millions) (unaudited)	February 3, 2024 (a)	January 28, 2023
Operating activities
Net earnings	$4,138	$2,780
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	2,801	2,700
Share-based compensation expense	251	220
Deferred income taxes	298	582
Noncash losses / (gains) and other, net	94	172
Changes in operating accounts:
Inventory	1,613	403
Other assets	(85)	22
Accounts payable	(1,216)	(2,237)
Accrued and other liabilities	727	(624)
Cash provided by operating activities	8,621	4,018
Investing activities
Expenditures for property and equipment	(4,806)	(5,528)
Proceeds from disposal of property and equipment	24	8
Other investments	22	16
Cash required for investing activities	(4,760)	(5,504)
Financing activities
Additions to long-term debt	—	2,625
Reductions of long-term debt	(147)	(163)
Dividends paid	(2,011)	(1,836)
Repurchase of stock	—	(2,646)
Shares withheld for taxes on share-based compensation	(127)	(180)
Stock option exercises	—	4
Cash required for financing activities	(2,285)	(2,196)
Net increase / (decrease) in cash and cash equivalents	1,576	(3,682)
Cash and cash equivalents at beginning of period	2,229	5,911
Cash and cash equivalents at end of period	$3,805	$2,229
(a)2023 consisted of 53 weeks compared with 52 weeks in the prior-year period.

Target Corporation Reports Fourth Quarter and Full-Year 2023 Earnings — Page 9 of 13

TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended		Twelve Months Ended
(unaudited)	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Gross margin rate	25.6%	22.7%	26.5%	23.6%
SG&A expense rate	18.9	18.1	20.1	18.9
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate	1.9	2.0	2.2	2.2
Operating income margin rate	5.8	3.7	5.3	3.5
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $159 million and $667 million of profit-sharing income under our credit card program agreement for the three and twelve months ended February 3, 2024, respectively, and $185 million and $734 million for the three and twelve months ended January 28, 2023, respectively.

Comparable Sales	Three Months Ended		Twelve Months Ended
(unaudited)	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Comparable sales change	(4.4)%	0.7%	(3.7)%	2.2%
Drivers of change in comparable sales:
Number of transactions	(1.7)	0.7	(2.4)	2.1
Average transaction amount	(2.8)	0.0	(1.4)	0.1

Comparable Sales by Channel	Three Months Ended		Twelve Months Ended
(unaudited)	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Stores originated comparable sales change	(5.4)%	1.9%	(3.5)%	2.4%
Digitally originated comparable sales change	(0.7)	(3.6)	(4.8)	1.5

Sales by Channel	Three Months Ended		Twelve Months Ended
(unaudited)	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Stores originated	78.7%	79.2%	81.7%	81.4%
Digitally originated	21.3	20.8	18.3	18.6
Total	100%	100%	100%	100%

Sales by Fulfillment Channel	Three Months Ended		Twelve Months Ended
(unaudited)	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Stores	97.3%	96.7%	97.4%	96.7%
Other	2.7	3.3	2.6	3.3
Total	100%	100%	100%	100%
Note: Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Shipt.

RedCard Penetration	Three Months Ended		Twelve Months Ended
(unaudited)	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Total RedCard Penetration	18.4%	19.4%	18.6%	19.8%

Target Corporation Reports Fourth Quarter and Full-Year 2023 Earnings — Page 10 of 13

Number of Stores and Retail Square Feet	Number of Stores		Retail Square Feet (a)
(unaudited)	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
170,000 or more sq. ft.	273	274	48,824	48,985
50,000 to 169,999 sq. ft.	1,542	1,527	192,908	191,241
49,999 or less sq. ft.	141	147	4,207	4,358
Total	1,956	1,948	245,939	244,584
(a)In thousands, reflects total square feet less office, distribution center, and vacant space.

Target Corporation Reports Fourth Quarter and Full-Year 2023 Earnings — Page 11 of 13

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	February 3, 2024 (a)			January 28, 2023
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP and adjusted diluted earnings per share			$2.98			$1.89	57.6%

Reconciliation of Non-GAAP Adjusted EPS	Twelve Months Ended
	February 3, 2024 (a)			January 28, 2023
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share			$8.94			$5.98	49.4%
Adjustments
Other (b)	$—	$—	$—	$20	$15	$0.03
Adjusted diluted earnings per share			$8.94			$6.02	48.6%
Note: Amounts may not foot due to rounding.

(a)The fourth quarter and full year 2023 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.
(b)Other items unrelated to current period operations, none of which were individually significant.

Reconciliation of Non-GAAP Adjusted EPS Guidance	Guidance
	Q1 2024	Full Year 2024
(unaudited)	Per Share	Per Share
GAAP diluted earnings per share guidance	$1.70 - $2.10	$8.60 - $9.60
Estimated adjustments
Other (a)	$—	$—
Adjusted diluted earnings per share guidance	$1.70 - $2.10	$8.60 - $9.60
(a)First quarter and full-year 2024 GAAP EPS may include the impact of certain discrete items, which will be excluded in calculating Adjusted EPS. In the past, these items have included losses on the early retirement of debt and certain other items that are discretely managed. The Company is not currently aware of any such discrete items.

Target Corporation Reports Fourth Quarter and Full-Year 2023 Earnings — Page 12 of 13

Earnings before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Twelve Months Ended
(dollars in millions) (unaudited)	February 3, 2024 (a)	January 28, 2023	Change	February 3, 2024 (a)	January 28, 2023	Change
Net earnings	$1,382	$876	57.8%	$4,138	$2,780	48.8%
+ Provision for income taxes	404	167	141.1	1,159	638	81.7
+ Net interest expense	107	129	(17.7)	502	478	5.0
EBIT	$1,893	$1,172	61.3%	$5,799	$3,896	48.8%
+ Total depreciation and amortization (b)	729	697	4.8	2,801	2,700	3.8
EBITDA	$2,622	$1,869	40.3%	$8,600	$6,596	30.4%
(a)The fourth quarter and full year 2023 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.
(b)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports Fourth Quarter and Full-Year 2023 Earnings — Page 13 of 13

We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions)
	Trailing Twelve Months
Numerator	February 3, 2024 (a)	January 28, 2023
Operating income	$5,707	$3,848
+ Net other income	92	48
EBIT	5,799	3,896
+ Operating lease interest (b)	120	93
- Income taxes (c)	1,295	744
Net operating profit after taxes	$4,624	$3,245

Denominator	February 3, 2024	January 28, 2023	January 29, 2022
Current portion of long-term debt and other borrowings	$1,116	$130	$171
+ Noncurrent portion of long-term debt	14,922	16,009	13,549
+ Shareholders' investment	13,432	11,232	12,827
+ Operating lease liabilities (d)	3,608	2,934	2,747
- Cash and cash equivalents	3,805	2,229	5,911
Invested capital	$29,273	$28,076	$23,383
Average invested capital (e)	$28,674	$25,729

After-tax return on invested capital	16.1%	12.6%
(a)2023 consisted of 53 weeks compared with 52 weeks in the prior-year period.
(b)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(c)Calculated using the effective tax rates, which were 21.9 percent and 18.7 percent for the trailing twelve months ended February 3, 2024, and January 28, 2023, respectively. For the twelve months ended February 3, 2024, and January 28, 2023, includes tax effect of $1.3 billion and $0.7 billion, respectively, related to EBIT and $26 million and $17 million, respectively, related to operating lease interest.
(d)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities.
(e)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.